April 15, 1998


Dear                      :

         Thank you for taking the time to talk with me about extending our Stockholder Rights Plan at our Annual Meeting on April 28, 1998. As we discussed, our rights plan combines several unique, "shareholder friendly" features that distinguish it from all other "poison pills." We ask only that you consider these features before deciding whether to support the continuation of our plan.

         Approved by Stockholders. The Board of Directors of most companies can adopt a rights plan without stockholder approval. However, we do not believe that our stockholders should be denied the right to determine whether the company should have a rights plan. To our knowledge, we are unique in this regard. Institutional Shareholder Services (ISS), in their April 1998 review of our plan, recognized the uniqueness of this feature: "We commend the company for allowing shareholders to voice their opinion on the rights plan."

         IRRC also commended Texaco: "Shareholders will be afforded the unusual opportunity to vote on a management proposal to approve Texaco's Shareholder Rights Plan... Although the practice of seeking shareholder approval for poison pills is uncommon among most U.S. companies, Texaco has made it a habit".

         All-Cash Offers are Exempt. The most unusual and important aspect of our plan is that a fully-financed, all-cash tender offer made to all of the company's stockholders that remains open for 45 business days can proceed free of any impediments from our rights plan, even if the offer is opposed by the Board. This "chewable" feature makes our plan more "stockholder friendly" than the typical plan. CII agrees, calling our plan "shareholder friendly."

         Five-Year Life and 20% Trigger. We are extending our plan for just 5 years, rather than its current 10-year term. And the rights are triggered only if an acquisition or offer is for 20% or more of the company's stock, a higher threshold than most other plans that have triggers of just 10% or 15%.

         Advisors' Recognition of Unique Features. ISS has commended the unique features of our plan:

                  "This plan has several features that may be deemed shareholder friendly. For instance, it has a chewable feature that provides that, in the event of a fully-financed, all-cash tender offer to all shareholders that remains open for 45 business days, such an offer may proceed free of impediments even if opposed by the board. This plan's chewable feature does not require that a specific premium be reached in order for the pill to be withdrawn. This is not true of many poison pills. In addition, the term of the pill is extended for only five years. Most pills have terms of ten years. Furthermore, the trigger threshold of 20% is higher than that of most pills, which have trigger thresholds of either 10% or 15%.

                  "Many features of Texaco's shareholder rights plan are similar to, and in some respects superior to, those of the modified rights plan of Pennzoil Co., which arbitrageur Guy Wyser-Pratte has touted as a
         `model' for shareholder rights plans...." (underlines added)

         Encourages Higher Premiums. Studies by Georgeson & Co. and J. P. Morgan have indicated that stockholders of companies with rights plans received takeover premiums higher than those received by stockholders of companies not protected by such plans. And our plan, which requires that bids be open for a reasonable period of time, increases the company's ability to secure maximum value for all stockholders.

         Only Coercive Tactics Prevented. Our plan does not prevent all takeovers. It is designed only to deter coercive takeover tactics such as two-tiered offers or offers by market accumulators who through open market or private purchases can achieve a position of substantial influence or control without paying to the other stockholders a fair "control premium."

                  Although various provisions in our charter and Delaware law provide certain protections against some abusive takeover tactics, continuation of our rights plan is a necessary measure to insure that the value of your investment in Texaco is fully protected.

         We would be pleased to meet with you personally to tell you why Texaco is regarded as a leader in corporate governance, why the performance of our company merits your continued support, and why the unique features of our Rights Plan deserve your approval.

                                                      Sincerely,

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